Exhibit 5

Macpherson Counsel LLP
168 Sunset Hill Road
Redding, Connecticut 06896
E-Mail: smaclaw@optonline.net
Phone:(203) 938-4778
Fax: (203) 286-1289

April 30, 2008

Aduromed Industries, Inc.
3 Trowbridge Drive
Bethel, Connecticut 06801

Ladies and Gentlemen:

We have acted as counsel to Aduromed Industries, Inc., a Delaware corporation (the ``Company''), in connection with the preparation of a post-effective amendment No. 2 to the registration statement on Form S-1/A (the ``Registration Statement'') relating to registration of the following securities for resale by selling holders named in the Registration Statement:

(A) The registration of the following shares of the Company's common stock, $0.0001 par value per share (the "Common Stock''):

•	15,876,722 shares presently issued and outstanding;
•	2,495,050 shares issuable upon exercise of warrants ("AC Warrants'') issued to former investors in the Company's subsidiary, Aduromed Corporation, a Delaware corporation ("Aduromed'');
•	10,388,024 shares issuable upon exercise of options ("AC Options'') granted to employees of Aduromed;
•
44,087,721 shares issuable consisting of (i) 6,263,702 shares, to be issued upon conversion of the Company's outstanding Series A Preferred Stock, (ii) 15,780,160 to be issued upon conversion of its Series B Preferred Stock and (iii) 22,043,859 shares to be issued upon exercise of the Company's Series A and Series B warrants; and

•	2,204,386 shares of Common Stock issuable upon exercise of the Company's Placement Agent's Warrants.

(B) The registration of the following warrants of the Company:

•	6,263,700.97 Series A Preferred Warrants ("Series A Warrants'') exercisable for purchase of 6,263,699 shares of Common Stock; and
•	15,780,160 Series B Preferred Warrants ("Series B Warrants'') exercisable for purchase of 15,780,160 shares of Common Stock.

This opinion is being rendered in connection with the filing by the Company of the Registration Statement.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the certificate of incorporation and by-laws of the Company, as in effect on the date hereof; (iii) the warrant agreements relating to the AC Warrants, Series A Warrants, Series B Warrants and Placement Agent's Warrants; (iv) the agreements covering the AC Options between the Company and employees of Aduromed, (v) the certificates of designation filed with the Delaware Secretary of State relating to the Series A and Series B Preferred Stock; (vi) the resolutions adopted by the Board of Directors of the Company relating to each of the foregoing and (vii) such other documents, certificates or other records as we have deemed necessary or appropriate.

Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

(1)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(2)    The issued and outstanding shares of Common Stock included in the Registration Statement have been duly authorized and validly issued and are fully paid and non-assessable.

(3)    The AC Warrants, the AC Options, the Series A and Series B Warrants and the Placement Agent's Warrants are enforceable in accordance with their terms; and the shares of Common Stock to be issued upon exercise of such Options and Warrants will be duly authorized, validly issued and fully paid and non-assessable when and as they are exercised and the exercise price paid therefor.

(4)    The shares of Common Stock to be issued upon the conversion of the Series A and Series B Preferred Stock will be duly authorized, validly issued, and fully paid and non-assessable when and as duly converted.

We hereby consent to the reference to this firm under the caption ``Legal Matters'' in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Macpherson Counsel LLP
Macpherson Counsel LLP